U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Telesystem International Wireless Inc.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable

(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 de La Gauchetière Street West 16th Floor Montreal, Quebec, Canada	H3B 4W5

(Address of Principal Executive Offices)	(Postal Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [ ]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this form relates:	N/A

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On May 17, 2002, the issuer redesignated its Subordinate Voting Shares as Common Shares.

The Common Shares carry the following rights, privileges, conditions and restrictions:

         Dividends

Each Common Share shall, subject to the rights of the holders of any Preferred Shares, be entitled to receive such dividends as the Board of Directors of the Corporation may declare, whether in cash, in specie or otherwise.

         Subdivision or Consolidation

In the event of a subdivision or consolidation of the Common Shares, the rights, privileges, conditions and restrictions then attached to the Common Shares shall thereafter apply to the Common Shares as subdivided or consolidated.

         Liquidation

In the event of the liquidation or dissolution of the issuer or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntary or involuntary, the holders of Common Shares shall be entitled, subject to the rights of the holders of any Preferred Shares, to participate equally share for share, in the remaining property and assets of the issuer available for distribution to its shareholders, without preference or distinction.

         Voting

The holders of Common Shares shall be entitled to receive notice of any meeting of shareholders of the issuer and to attend and vote thereat on all matters to be voted on by the shareholders of the issuer, except a meeting where only the holders of shares of a particular class or of a particular series are entitled to vote separately pursuant to the Canada Business Corporations Act or the Articles of the Corporations; the Common Shares shall carry one (1) vote per share at any such meeting where the vote of the holders of Common Shares is sought.

Item 2. Exhibits.

The following exhibits are filed herewith:

3.1.	Restated Articles of Incorporation of the issuer, dated May 17, 2002.

3.2.	Code of General By-Laws of Telesystem International Wireless Inc. (Incorporated by reference to Exhibit 3.2 to Form F-4, dated February 5, 1998, File No. 333-8294).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Telesystem International Wireless Inc.

By:	/s/ Margriet Zwarts
Name: Margriet Zwarts Title: General Counsel and Secretary Date: January 17, 2003